Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the third quarter of 2019.

Highlights

•Reported production of 49.0 MBoe/d for the third quarter of 2019, driven by a 14% year-over-year increase in royalty production.
•Reported oil and natural gas revenues of $109.6 million, lease bonus and other income of $3.5 million, and net income of $70.2 million for the quarter.
•Generated Adjusted EBITDA for the third quarter of $96.2 million.
•Reported Distributable cash flow of $85.8 million, resulting in distribution coverage for all common units of 1.1x at the previously announced distribution attributable to the third quarter of $0.37 per unit or $1.48 annualized.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman, commented, "The trend of strong royalty production growth continues to drive our business forward. Despite headwinds from weaker commodity pricing, Black Stone maintained its distribution at an annualized $1.48 per unit and utilized excess distribution coverage to reduce debt by over $20 million in the quarter. We continue to see strong permitting activity and well additions across our acreage, and we are on pace this year to exceed the almost 1,500 new wells added in 2018. Our solid balance sheet and large, diverse set of assets position us well to succeed in this challenging market."

Quarterly Financial and Operating Results

Production

Black Stone reported average total production of 49.0 MBoe/d (76% mineral and royalty, 73% natural gas) for the third quarter of 2019. Total production was 48.3 MBoe/d and 52.2 MBoe/d for the quarters ended September 30, 2018 and June 30, 2019, respectively.

Royalty production was 37.5 MBoe/d (68% natural gas) for the third quarter. This is a sequential decline of 6% from the record 39.7 MBoe/d reported in the second quarter of 2019. Royalty production grew by 14% over the 32.9 MBoe/d for the corresponding period of 2018.

Consistent with the Company's decision to farm out its working-interest participation to third-party capital providers, working-interest production continued to decline in the third quarter of 2019 to 11.5 MBoe/d (90% natural gas). This represents declines of 7% and 25%, respectively, from the second quarter of 2019 and the third quarter of 2018.

Realized Prices, Revenues, and Net Income

Black Stone's average realized price per Boe, excluding the effect of derivative settlements, was $24.30 for the quarter ended September 30, 2019. This represents a 10% decrease from the preceding quarter and reflects lower absolute commodity prices as well as the negative effect of lower NGL prices on the Company's realized natural gas price. Realized prices in the third quarter of 2019 were 26% lower than the $32.81 per Boe reported for the quarter ended September 30, 2018.

Black Stone reported oil and gas revenues of $109.6 million (62% oil and condensate, 38% natural gas and natural gas liquids) for the third quarter of 2019, a decrease from $127.7 million in the second quarter of 2019. The sequential decrease in oil and gas revenue was a result of lower production volumes and prices during the quarter. Oil and gas revenue in the third quarter of 2018 was $145.8 million.

The Company recognized a net gain on commodity derivative instruments of $24.3 million in the third quarter of 2019, composed of a $13.6 million realized gain and a $10.6 million unrealized gain that reflects the change in value of the Company’s derivative positions during the quarter. Black Stone reported a net gain of $29.2 million and a net loss of $18.5 million on commodity derivative instruments for the quarters ended June 30, 2019 and September 30, 2018, respectively.

Black Stone recognized $3.5 million in lease bonus and other income in the third quarter of 2019, led by leasing activity focused on acreage in the Bakken and the Permian. The Company reported $6.7 million and $12.4 million in lease bonus and other income for the second quarter of 2019 and third quarter of 2018, respectively.

The Company reported net income of $70.2 million, which includes the non-cash derivative gain described above, for the quarter ended September 30, 2019, compared to net income of $95.1 million in the preceding quarter. Net income for the third quarter of 2018 was $60.8 million.

Adjusted EBITDA and Distributable Cash Flow

Black Stone reported Adjusted EBITDA of $96.2 million for the third quarter of 2019, compared to $108.3 million in the second quarter of 2019 and $114.2 million for the corresponding quarter in 2018. Distributable cash flow for the third quarter of 2019 was $85.8 million, a decrease from $98.0 million and $100.8 million reported in the second quarter of 2019 and third quarter of 2018, respectively.

Financial Position and Activities

As of September 30, 2019, the Company had $2.0 million in cash and $413.0 million outstanding under its credit facility.

Subsequent to quarter-end, Black Stone's borrowing base was decreased by $25 million to $650 million as part of its regularly scheduled borrowing base redetermination. The decrease in the borrowing base reflects a lower commodity price environment, particularly for natural gas, being factored into underwriting assumptions by lenders across the industry.

As of November 1, 2019, the Company had $380.0 million outstanding under the credit facility and $3.1 million in cash, providing over $270 million in available liquidity. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

During the third quarter of 2019, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for the remainder of 2019 and 2020. The Company's current hedge position is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price	Oil Costless Collars	Collar Floor	Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
4Q19	936	$58.50	60	$65.00	$74.00
1Q20	510	$57.14	210	$56.43	$67.14
2Q20	510	$57.14	210	$56.43	$67.14
3Q20	510	$57.14	210	$56.43	$67.14
4Q20	510	$57.14	210	$56.43	$67.14

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	MMcf	$/Mcf
4Q19	14,640	$2.96
1Q20	10,010	$2.69
2Q20	10,010	$2.69
3Q20	10,120	$2.69
4Q20	10,120	$2.69

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2019, which is expected to be filed on or around November 5, 2019.

Acquisitions

Black Stone acquired $2.3 million of properties in East Texas during the third quarter of 2019, all of which were purchased with cash. Through September 30, 2019, the Company has completed $43.9 million in acquisitions in 2019.

Distributions

As previously reported, the Board of Directors of the general partner has approved cash distributions attributable to the third quarter of 2019 of $0.37 per common unit. This represents a quarterly distribution coverage ratio of approximately 1.1x. Distributions will be payable on November 21, 2019 to unitholders of record on November 14, 2019.

Activity Update

Well Additions

For the quarter ended September 30, 2019, Black Stone added 382 gross wells. On a net basis, 4.8 wells were added during the quarter with additions in the Permian (1.7), Haynesville (0.9), and Bakken (0.8) plays making up the majority of activity during the quarter. The Company is on track to meet or exceed its 2018 additions of approximately 1,465 gross wells and approximately 21 net wells.

Shelby Trough Update

As anticipated, drilling activity has slowed on Black Stone's Shelby Trough acreage in East Texas, in part due to the current natural gas price environment. XTO Energy, Inc. has informed the Company that it intends to postpone most of its remaining 2019 drilling and completion activity until 2020 or later. As previously reported, BPX Energy ("BPX") has significantly reduced current development in the Shelby Trough and has released over 100,000 gross acres. Much of this area has been delineated with seismic activity and through BPX's drilling to date with successful wells in both the Haynesville and Bossier shales. While a protracted slowdown of activity in the Shelby Trough would reduce production and, in turn, cash available for distribution, the Company intends to place that acreage with another operator or operators in late 2019 or early 2020.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2019 on Tuesday, November 5, 2019 at 9:00 a.m. Central Time. To listen to the call by phone, participants should dial (877) 447-4732 and use conference code 7374685; callers are advised to dial into the call 10 minutes in advance of the call start time. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through December 5, 2019.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  The Company expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as "will," "may," "should," "expect," "anticipate," "plan," "project," "intend," "estimate," "believe," "target," "continue," "potential," the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•regional supply and demand factors, delays, or interruptions of production;
•the Company’s ability to replace its oil and natural gas reserves; and
•the Company’s ability to identify, complete, and integrate acquisitions.
For an important discussion of risks and uncertainties that may impact Black Stone's operations, see the Company's annual and quarterly filings with the Securities and Exchange Commission, which are available on its corporate website.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 37.0% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins
Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

REVENUE
Oil and condensate sales	$68,255	$82,712	$200,031	$232,920
Natural gas and natural gas liquids sales	41,340	63,080	156,622	170,179
Lease bonus and other income	3,484	12,440	15,846	28,616
Revenue from contracts with customers	113,079	158,232	372,499	431,715
Gain (loss) on commodity derivative instruments	24,290	(18,514)	12,294	(68,194)
TOTAL REVENUE	137,369	139,718	384,793	363,521
OPERATING (INCOME) EXPENSE
Lease operating expense	4,356	4,229	13,497	12,767
Production costs and ad valorem taxes	15,877	17,641	44,919	46,939
Exploration expense	64	34	372	6,782
Depreciation, depletion, and amortization	27,375	29,273	84,933	88,135
General and administrative	14,189	22,083	49,750	60,416
Accretion of asset retirement obligations	275	278	829	820
(Gain) loss on sale of assets, net	—	—	—	(2)
TOTAL OPERATING EXPENSE	62,136	73,538	194,300	215,857
INCOME (LOSS) FROM OPERATIONS	75,233	66,180	190,493	147,664
OTHER INCOME (EXPENSE)
Interest and investment income	44	53	137	123
Interest expense	(5,395)	(5,518)	(16,572)	(15,319)
Other income (expense)	365	60	293	(1,046)
TOTAL OTHER EXPENSE	(4,986)	(5,405)	(16,142)	(16,242)
NET INCOME (LOSS)	70,247	60,775	174,351	131,422
Net (income) loss attributable to noncontrolling interests	—	(22)	—	(1)
Distributions on Series A redeemable preferred units	—	—	—	(25)
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(15,750)	(15,750)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$64,997	$55,503	$158,601	$115,646
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	64,997	29,188	134,608	71,037
Subordinated units	—	26,315	23,993	44,609
	$64,997	$55,503	$158,601	$115,646
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.32	$0.27	$0.87	$0.67
Weighted average common units outstanding (basic)	205,957	106,706	155,513	105,254
Per subordinated unit (basic)	$—	$0.27	$0.48	$0.46
Weighted average subordinated units outstanding (basic)	—	96,329	50,458	96,021
Per common unit (diluted)	$0.32	$0.27	$0.87	$0.67
Weighted average common units outstanding (diluted)	205,957	106,706	155,513	105,254
Per subordinated unit (diluted)	$—	$0.27	$0.48	$0.46
Weighted average subordinated units outstanding (diluted)	—	96,329	50,458	96,021

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	1,207	1,251	3,631	3,623
Natural gas (MMcf)[1]	19,816	19,153	59,025	52,205
Equivalents (MBoe)	4,510	4,443	13,469	12,324
Equivalents/day (MBoe)	49.0	48.3	49.3	45.1
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$56.55	$66.12	$55.09	$64.29
Natural gas ($/Mcf)[1]	2.09	3.29	2.65	3.26
Equivalents ($/Boe)	$24.30	$32.81	$26.48	$32.71
Revenue:
Oil and condensate sales	$68,255	$82,712	$200,031	$232,920
Natural gas and natural gas liquids sales[1]	41,340	63,080	156,622	170,179
Lease bonus and other income	3,484	12,440	15,846	28,616
Revenue from contracts with customers	113,079	158,232	372,499	431,715
Gain (loss) on commodity derivative instruments	24,290	(18,514)	12,294	(68,194)
Total revenue	$137,369	$139,718	$384,793	$363,521
Operating expenses:
Lease operating expense	$4,356	$4,229	$13,497	$12,767
Production costs and ad valorem taxes	15,877	17,641	44,919	46,939
Exploration expense	64	34	372	6,782
Depreciation, depletion, and amortization	27,375	29,273	84,933	88,135
General and administrative	14,189	22,083	49,750	60,416
Per Boe:
Lease operating expense (per working interest Boe)	$4.10	$2.99	$3.98	$3.27
Production costs and ad valorem taxes	3.52	3.97	3.34	3.81
Depreciation, depletion, and amortization	6.07	6.59	6.31	7.15
General and administrative	3.15	4.97	3.69	4.90
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
 Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures during the subordination period, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$70,247	$60,775	$174,351	$131,422
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	27,375	29,273	84,933	88,135
Interest expense	5,395	5,518	16,572	15,319
Income tax expense (benefit)	(353)	(2)	(187)	1,059
Accretion of asset retirement obligations	275	278	829	820
Equity–based compensation	3,867	9,596	16,906	24,947
Unrealized (gain) loss on commodity derivative instruments	(10,644)	8,718	6,026	47,733
Adjusted EBITDA	96,162	114,156	299,430	309,435
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	37	(1)	27	1,300
Cash interest expense	(5,132)	(5,287)	(15,793)	(14,571)
(Gain) loss on sale of assets, net	—	—	—	(2)
Estimated replacement capital expenditures[1]	—	(2,750)	(2,750)	(8,750)
Cash paid to noncontrolling interests	—	(47)	—	(161)
Preferred unit distributions	(5,250)	(5,250)	(15,750)	(15,775)
Distributable cash flow	$85,817	$100,821	$265,164	$271,476

Total units outstanding[2]	205,960	204,794
Distributable cash flow per unit	$0.417	$0.492
Common unit price as of November 1, 2019 and November 2, 2018, respectively	$13.08	$16.88
Implied Distributable cash flow yield	12.8%	11.7%
1 On June 8, 2017, the Board approved a replacement capital expenditure estimate of $13.0 million for the period of April 1, 2017 to March 31, 2018. On April 27, 2018, the Board approved a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019. Due to the expiration of the subordination period, no replacement capital expenditure estimate will be established for periods subsequent to March 31, 2019.

2 The distribution attributable to the three months ended September 30, 2019 is estimated using 205,959,790 common units as of October 30, 2019; the exact amount of the distribution attributable to the three months ended September 30, 2019 will be determined based on units outstanding as of the record date of November 14, 2019. Distributions attributable to the three months ended September 30, 2018 were calculated using 108,465,215 common units and 96,328,836 subordinated units as of the record date of November 14, 2018.